Exhibit 23.2
Consent of Moss Adams,
Independent Public Accounting Firm
The Board of Directors
Prime Healthcare Services, Inc.
We hereby consent to the reference to our firm under the caption “Experts” in this registration statement on Form S-3 of Medical Properties Trust, Inc. for the registration of 6,632,964 shares of common stock and to the incorporation by reference of our report dated July 2, 2008, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, which report appears in the 2007 Annual Report of Medical Properties Trust, Inc. (Form 10-K, Amendment No. 2).

/s/ Moss Adams LLP
Irvine, California
July 11, 2008